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MetLife                                                     [LOGO OF METLIFE(R)]
1095 Avenue of the Americas
19th Floor
New York, NY 10036
212 578-2211

NANCY H. BADEER
VP & Associate General Counsel
Law Department
Tel 212 578-6810    Fax 212 251-1566

March 3, 2017

Board of Directors
First MetLife Investors Insurance Company (to be renamed "Brighthouse Life Insurance Company of NY," subject to regulatory approvals)
200 Park Avenue
New York, NY 10166

Re: Opinion of Counsel - Registration Statement on Form N-4 for Brighthouse Prime Options Annuity

Ladies and Gentlemen:

I am an Associate General Counsel and provide legal counsel to First MetLife Investors Insurance Company which is to be renamed (subject to regulatory approvals) "Brighthouse Life Insurance Company of NY" effective March 6, 2017. This opinion is furnished in connection with the proposed offering of a certain variable annuity contract (the "Contract") to be issued by Brighthouse Life Insurance Company of NY (hereinafter referred to as the "Company," assuming that the name change referenced to in the preceding sentence has received necessary regulatory approvals) and its separate account First MetLife Investors Variable Annuity Account One ("Separate Account") (which is to be renamed Brighthouse Variable Annuity Account B, subject to regulatory approvals), which offering will be registered on a registration statement filed on Form N-4 on or about March 3, 2017 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable us to render the opinions expressed below.

I am of the following opinions:

1. The Company is duly organized and existing under the laws of the State of New York and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of New York.

2. The Separate Account is a separate investment account of the Company and is validly existing pursuant to the laws of the State of New York and is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the

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Board of Directors
First MetLife Investors Insurance Company                                 Page 2
March 3, 2017


"Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued and binding contractual obligation of the Company.

4. Assets of the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.


Sincerely,

/s/ Nancy H. Badeer
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Nancy H. Badeer
VP & Associate General Counsel